Exhibit 99.1

KODIAK OIL & GAS CORP. AGREES TO ACQUIRE WILLISTON BASIN PRODUCING PROPERTIES AND UNDEVELOPED LEASEHOLD

Transaction Highlights Include:

•                  ~25,000 NET ACRES IN MCKENZIE COUNTY, N.D.

•                  ~200 NET BOE PER DAY

•                  FIFTH DRILLING RIG TO BE INCLUDED IN TRANSACTION

DENVER — May 23, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today announced that it has entered into a definitive purchase and sale agreement with a private oil and gas company (“Seller”) to acquire Bakken/Three Forks leasehold and producing properties in the Williston Basin.  The purchase price for the leasehold interests and associated assets is approximately $85.5 million, which will be paid through the issuance of 2.5 million common shares of Kodiak and cash.  Kodiak will also assume the Seller’s contract for a new build drilling rig and will reimburse the Seller for Seller’s $2.5 million cash deposit on the rig.  Kodiak expects to fund the cash portion of the of the purchase price with available cash balances and borrowings under its credit facilities.

Upon completion of the transaction, Kodiak would acquire approximately 25,000 net mineral acres in McKenzie County, N.D., adjacent to and proximate to the Company’s core Koala, Smokey and Grizzly Project areas.  The privately negotiated transaction will expand Kodiak’s acreage position in the Williston Basin to approximately 95,000 net acres.

The transaction includes operated working interest in two producing wells currently producing approximately 200 net barrels of oil equivalent per day.  Also included in the acquisition are certain surface equipment and pipeline connection facilities that tie into a regional third-party natural gas gathering system.

Kodiak will have operatorship of a majority of the drilling units on the leasehold to be acquired.  Including the acquisition, the Company will have over 400 net, largely de-risked, undrilled locations in the Bakken and Three Forks Formations across all of its Williston Basin leasehold.

The drilling rig contract included in the transaction is for a new-build rig that is scheduled for completion in late 2011.  The rig is being built to specifications similar to the Company’s existing rigs and will include a skid package to facilitate pad drilling.  With the addition of this rig, the Company will be operating five drilling rigs, as well as participating as a non-operating partner under leasehold in Dunn County where one rig is presently drilling.

With the expected delivery date of the fifth rig in the fourth quarter 2011, the Company anticipates approximately $10 million of additional CAPEX related to the rig, bringing estimated 2011 capital expenditure guidance for drilling, completions and infrastructure to $230 million.

The acquisition is expected to close on or before July 1, 2011 and is subject to the completion of customary due diligence and closing conditions, including the approval of the NYSE Amex LLC.  The effective date for the transaction is April 1, 2011, with any purchase price adjustments to be calculated as of June 30, 2011.

Commenting on the transaction, Kodiak’s President and CEO Lynn Peterson said:  “Growth through acquisition of contiguous, operated leasehold in the heart of the Bakken play is an important strategy that we have articulated to our shareholders.  Today’s transaction, when closed, will add significantly to our leasehold and bolster our core operating area in McKenzie County.  The acquired lands, which we believe have been substantially de-risked by analog production from other operators, have the advantage of being readily accessible to existing midstream infrastructure which will help in our development plans.

“The addition of a fifth operated rig will not only provide us the opportunity to accelerate our drilling program, but also continue our efforts to gain field-level operational efficiencies.  We continue to work closely with our pressure pumping services provider and are comfortable that we can achieve a timely completion schedule as we move towards a full-time dedicated frac team.”

The shares of common stock of Kodiak issuable under the acquisition agreement have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from such registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring for, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the expectations, anticipated benefits and closing of, and source of funds for, the acquisition transaction, the Company’s operational, exploration and development plans, the Company’s expectations regarding drilling plans, the Company’s expectations regarding capital expenditures and estimates and expectations regarding production and recoveries.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11